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                                                                    EXHIBIT 99.2
      NEWS RELEASE, DATED 11/4/99

[LOGO OF GTE]
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Media Contact:   Peter Thonis, GTE, 972-507-5367; peter.thonis@hq.gte.com

                                                                   Nov. 4, 1999

            GTE PRESIDENT KENT B. FOSTER TO RETIRE EFFECTIVE DEC. 31


IRVING, Texas - GTE today announced that Kent B. Foster, President of GTE, will retire from the company effective Dec. 31, following a 29-year career.

         "I have been fortunate to work in partnership with Kent for the past 17 years, and I have benefited greatly from his knowledge of this business, his insights and his advice," said GTE Chairman and CEO Charles R. Lee. "His legacy is the tremendous contribution he has made to our success. While we respect his decision to retire from GTE, we will certainly miss him. On behalf of all GTE, I wish him well, and thank him for all he has done throughout his long career with this company."

         Foster is responsible for GTE's national businesses. In addition, he has corporate-wide responsibility for quality, marketing and technology. He is also a member of the GTE Board of Directors.

         "I prepare to leave GTE knowing it is on the right course for the future," Foster said. "This is a great company, made up of wonderful individuals with whom I have had the privilege to work."

         Foster joined GTE in 1970, following four years in the U.S. Air Force, where he achieved the rank of captain. Foster began his career in Durham, N.C., as a supervising engineer, and was named to his first vice president position six years later. He has served in a wide variety of positions throughout his career, including network engineering, business planning and marketing, in locations from Stamford, Conn. to Everett, Wash.

         In 1989, he was named president of GTE Telephone Operations, and oversaw the massive consolidation of 14 autonomous operating companies into a single, national business unit. In June 1995, he was named to his current position as president of GTE Corporation, overseeing the company's re-entry into long distance and eventually launching the industry's first true bundle of telecommunications services.

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